Exhibit 8.2

March [ ], 2008

The Board of Directors
Auburn Savings Bank
Auburn Bancorp, Inc.
Auburn Bancorp, MHC
256 Court Street, P.O. Box 3157
Auburn, ME 04212-3157

Ladies and Gentlemen:

You have requested our opinion concerning the Maine income and franchise tax consequences relating to the proposed reorganization (the “Reorganization”), pursuant to which Auburn Savings Bank (the “Bank”) will (i) convert (the “Conversion”) to a federal stock savings bank (the “Stock Bank”), (ii) establish Auburn Bancorp, MHC (the “MHC”) as a federally chartered mutual holding company, and (iii) establish Auburn Bancorp, Inc. (the “Holding Company”) as a federally chartered mid-tier holding company. The MHC will own the majority of the Holding Company at all times and the Stock Bank will be a wholly owned subsidiary of the Holding Company. Concurrently with and as an integral part of the Reorganization, the Holding Company intends to offer for sale up to 49.9% of its Common Stock at fair market value, on a priority basis in a Subscription Offering to Eligible Account Holders, the Stock Bank’s Tax-Qualified Employee Plans, Supplemental Eligible Account Holders and Other Members (the “Stock Offering”). Any shares of Common Stock remaining after the conclusion of the Subscription Offering may be offered for sale in a Community Offering or Syndicated Community Offering.

In order to render our opinion we have examined the Plan of Reorganization from Mutual Savings Bank to Mutual Holding Company and Stock Issuance Plan (the “Plan”), the Registration Statements filed by Auburn Bancorp, Inc with the Securities and Exchange Commission (the “SEC”), the opinion of Nutter McClennen & Fish LLP (“Nutter McClennen”) regarding the federal income tax consequences of the Reorganization (the “Federal Tax Opinion”), and certain other documents of or relating to the Reorganization that we deemed necessary to examine in order to issue the opinion set forth below.

In our examination, we have assumed the authenticity of original documents, the accuracy of copies and the genuineness of signatures. We have further assumed the absence of adverse facts not apparent from the face of the instruments and documents we examined. For the purposes of this opinion, we are relying upon the factual representations made to Nutter McClennen by you which are set forth in the Federal Tax Opinion.

In issuing our opinion, we have assumed the Plan has been duly and validly authorized and has been approved and adopted (or will be approved and adopted before the Plan is

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March [ ], 2008

implemented) by the respective boards of directors of the MHC, Bank and Holding Company and each of the other entities described in the Summary of Transactions, below; that the Plan will be carried out in accordance with its terms; and that nothing has occurred that will alter the opinions of Nutter McClennen stated in the Federal Tax Opinion. Accordingly, we express no opinion concerning the effect, if any, of variations from the foregoing. We specifically express no opinion concerning tax matters relating to the conversion under federal income tax laws or with respect to any tax other than Maine income and franchise tax laws.

Summary of Transactions:

Pursuant to the Plan, the Reorganization will be accomplished in the following steps, each of which will be completed contemporaneously.

1.	The Bank will organize an interim stock savings bank as a wholly-owned subsidiary (“Interim One”);
2.	Interim One will organize the Holding Company as a wholly-owned subsidiary;
3.	Interim One will organize an interim stock savings bank as a wholly-owned subsidiary (“Interim Two”);
4.

The Bank will exchange its charter for a federal stock savings bank charter to become the Stock Bank and Interim One will exchange its charter for a federal mutual holding company charter to become the MHC;

5.	Interim will merge with and into the Stock Bank with the Stock Bank as the resulting institution;
6.	The members of the Bank will become the members of the MHC;
7.	All of the initially issued stock of the Stock Bank will be transferred to the MHC in exchange for membership interests in the MHC (the “Exchange”);
8.

The MHC will contribute the capital stock of the Stock Bank to the Holding Company in exchange for shares of the Holding Company, and the Stock Bank will become a wholly-owned subsidiary of the Holding Company (the “Contribution”); and

9.	Simultaneously with the Reorganization, the Holding Company will offer to sell up to 49.9% of its Common Stock in the Stock Offering.

Summary of Federal Tax Opinion:

Nutter McClennen has opined the following in the Federal Tax Opinion:

1.

The Conversion will constitute or be part of a reorganization within the meaning of Section 368(a)(1)(F) of the Code and neither the Bank nor the Stock Bank will recognize gain or loss as a result of the Conversion;

2.	The Stock Bank’s basis in each of the assets that it receives from the Bank as a result of the Conversion will be the same as the Bank’s basis in each such asset immediately prior to the Conversion;

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March [ ], 2008

3.

The Stock Bank’s holding period with respect to each of the assets that it receives from the Bank as a result of the Conversion will be the same as the Bank’s basis in each such asset immediately prior to the Conversion;

4.

For purposes of Code Section 381(b), the taxable year of the Stock Bank will include the partial year of the Bank and the tax year of the Bank will not be deemed to have ended as a result of the Conversion, accordingly, and subject to the provisions of Code Sections 381, 382 and 384, the tax attributes of the Bank, including the Bank’s bad debt reserves and earnings and profits, will be taken into account by the Stock Bank as if the Conversion had not occurred;

5.

The members of the Bank will not recognize gain or loss upon their constructive receipt of shares in the Stock Bank pursuant to the Conversion, solely in exchange for their mutual ownership interests in the Bank;

6.

The members of the Bank will not recognize gain or loss upon the issuance to them of deposits in the Stock Bank on the same terms and dollar amounts as their deposits in the Bank prior to the Conversion;

7.	The Exchange will qualify as an exchange of property for stock under Section 351 of the Code;

8.

The members of the Bank (the initial stockholders of the Stock Bank) will not recognize gain or loss upon the constructive transfer to the MHC of the shares of the Stock Bank they constructively received in the Conversion.

9.	Neither the Stock Bank nor the MHC will recognize gain or loss as a result of the Exchange;

10.	The Contribution will qualify as an exchange of property for stock under Section 351 of the Code;

11.	Neither the MHC nor the Holding Company will recognize gain or loss as a result of the Exchange;

12.

No income or loss will be realized upon the receipt of the non-transferable subscription rights to purchase shares of the Holding Company at fair market value (the “Subscription Rights”) or upon exercise of the Subscription Rights;

13.

The tax basis of shares acquired through the exercise of Subscription Rights shall be equal to the amount paid to exercise such Subscription Rights and the holding period for such shares shall begin on the date of the completion of the Stock Offering.

Board of Directors
March [ ], 2008

State Income Tax Law:

Maine Franchise Tax on Financial Institutions (“Franchise Tax”)

Maine imposes the Franchise Tax on upon the franchise or privilege of doing business in the state on every financial institution that has Maine Net Income (defined below) and has a substantial physical presence in the state sufficient to satisfy the due process and commerce clause of the United States constitution. The Franchise Tax provides for two alternative methods in computing the tax due: (1) the tax equals the sum of 1.0% of the institution’s Maine Net Income plus 0.008% of the value of its Maine assets, or (2) a tax on assets only equal to 0.039% of the value of the Institution’s Maine assets. Each financial institution subject to the Franchise Tax must elect to calculate their tax, each year, using method 1 or 2. The election cannot be revoked with respect to that year. If no election is made the method established under method 1 must be used. [Maine Revised Statutes, Title 36, Part 8, Chapter 801, Section 5206].

Maine Net Income means a financial institution’s net income or loss per books required to be reported pursuant to the laws of the United States on Form 1120, 1120S or 1065 and apportioned to Maine. [Maine Revised Statutes, Title 36, Part 8, Chapter 801, Section 5208(13)].

A financial institution means a (1) a bank, savings bank, industrial bank, savings and loan association or any other entity, excluding a credit union, authorized to do business in Maine under Title 9-B, section 131, subsection 12-A and accepts deposits that are insured by an agency of the Federal Government, (2) a bank holding company or a savings and loan holding company. [Maine Revised Statutes, Title 36, Part 8, Chapter 801, Section 5208(8)].

The period for computation of the Franchise Tax is the same as the taxpayer’s taxable year for federal income tax purposes. [Maine Revised Statutes, Title 36, Part 8, Chapter 801, Section 5256].

Financial institutions that are subject to the Franchise Tax are exempt from the Maine corporate net income tax. [Maine Revised Statutes, Title 36, Part 8, Chapter 801, Section 5102(6)].

Maine Corporate Net Income Tax (“Corporate Tax”)

Maine imposes the Corporate Tax on domestic and foreign corporations for the privilege of doing business at a maximum rate of 8.93% of taxable income. As stated above entities subject to Franchise Tax are exempt from the Corporate Tax imposed by Maine.

Taxable income for Corporate Tax purposes, where the corporation’s activities are entirely within Maine, is defined as “…for any taxable year for any corporate taxpayer,

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March [ ], 2008

the taxable income of that taxpayer for that taxable year under the laws of the United States...” [Maine Revised Statutes, Title 36, Part 8, Chapter 801, Section 5102(8)].

Maine Individual Income Tax (“Individual Tax”)

Maine imposes the Individual Tax on resident and non resident individuals at a maximum rate of 8.5% of taxable income. [Maine Revised Statutes, Title 36, Part 8, Chapter 801, Section 5111].

Taxable income for a resident individual is defined as “…equal to the individual’s federal adjusted gross income...” [Maine Revised Statutes, Title 36, Part 8, Chapter 801, Section 5121].

Taxable income for a non resident individual is defined as “…The net amount of items of income, gain, loss, and deduction entering into the nonresident individual’s federal adjusted gross income that are derived from or connected with sources in this State… [Maine Revised Statutes, Title 36, Part 8, Chapter 801, Section 5142(1)(A)].

Opinion:

Based upon opinions by Nutter McClennen set forth in the Federal Tax Opinion and the other assumptions set forth above, and subject to limitations and conditions set forth in this letter, it is our opinion that:

1.

The Bank will be subject to the Franchise Tax and will not recognize any Maine Net Income, solely as a result of the Conversion. Additionally, as stated in the Federal Tax Opinion the tax year of the Bank will not be deemed to have ended as a result of the Conversion. Therefore, there should be no additional Maine Franchise Tax liability incurred by the Bank solely as a result of the Conversion. This is provided the Bank does not recognize any net income or net loss under generally accepted accounting principles solely as a result of the Conversion;

2.

The Holding Company will be subject to the Franchise Tax and will not recognize any Maine Net Income, solely as a result of the Conversion and Stock Offering. Therefore, there should be no additional Maine Franchise Tax liability incurred by the Holding Company solely as a result of the Conversion and Stock Offering. This is provided the Holding Company does not recognize any net income or net loss under generally accepted accounting principles solely as a result of the Conversion and Stock Offering;

3.

The MHC will be subject to the Franchise Tax and will not recognize any Maine Net Income, solely as a result of the Exchange and Contribution. Therefore, there should be no additional Maine Franchise Tax liability incurred by the MHC solely as a result of the Exchange and Contribution. This is provided the MHC does not

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March [ ], 2008

recognize any net income or net loss under generally accepted accounting principles solely as a result of the Exchange and Contribution;

4.

The members of the Bank will not recognize any gain or loss for Maine Individual Tax purposes, solely as a result of the Conversion, Exchange, Stock Offering and Reorganization, provided they do not recognize any gain or loss for federal income tax purposes as is stated in the Federal Tax Opinion.

The state income tax opinions expressed above are limited to those taxes specified in this opinion letter and specifically do not include any opinions with respect to the consequences to the depositors of the Bank under any federal or any state taxes by states other than Maine that may be imposed, local realty or other transfer taxes that may be imposed by Maine, or with respect to tax liabilities under the Franchise Tax or Corporate Tax that may arise from events subsequent to the Reorganization and Stock Offering.

Our opinion is based on the facts and conditions as stated herein, whether directly or by reference to the Federal Tax Opinion. If any facts and conditions are not entirely complete or accurate, please inform us immediately, as the inaccuracy or incompleteness could have a material impact on our opinion. Our opinion relies upon the laws of the State of Maine and federal income tax laws, regulations and rules thereunder and judicial and administrative interpretations which are subject to subsequent change or modification. Any such changes could be retroactive and have a material impact on our opinion. We undertake no responsibility to update or revise our opinion. Our opinion is not binding upon the Internal Revenue Service or the State of Maine.

Use of Opinion:

This opinion is given solely for the benefit of the parties to the Reorganization and other investors who purchase stock pursuant to the Stock Offering and may not be relied on by any other person or entity or referred to in any document without our express written consent.

Board of Directors
March [ ], 2008

Circular 230 Disclosure:

The form and content of this opinion are intended to comply with the provisions of Circular 230 (31 C.F.R. Part 10) with respect to “covered opinions” within the meaning of that authority. Under the provisions of Circular 230, this opinion is considered to be a “marketed opinion.” Accordingly, we are required to make the following disclosure: the opinion was written to support the promotion or marketing of the transaction(s) addressed in the opinion, and the taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

Consent:

We consent to the filing of this opinion as an exhibit to the Forms MHC-1, Form MHC-2 and Form H-(e)1-S filed with the Office of Thrift Supervision and as an exhibit to the registration statement on Form S-1 filed with the Securities and Exchange Commission. We also consent to the reference thereto in the prospectus included in the registration statement on Form S-1 under the headings “The Reorganization and Stock Offering — Tax Effects of the Reorganization” and “Legal and Tax Opinions”, and to the summarization of our opinion in such Prospectus.

Sincerely yours,

Berry, Dunn, McNeil & Parker